ACCEPTANCE
                           INVESTOR RELATIONS AGREEMENT
                          ----------------------------

THOR EQUITY GROUP, INC., (hereafter referred to as "Thor") hereby agrees, pursuant to the terms of this agreement (the "Agreement"), to provide investor relation services to Pantheon Technologies, Inc., a Florida Corporation (refered to herein as the "Company"), in order to assist the Company in obtaining new investors in the Company's stock and in responding to inquiries from shareholders and the investment community.

SERVICES
--------

THOR will provide various services to the Company during the term of this Agreement in order to promote the Company and its business objectives to the investment conununity. The services to be provided by THOR during the term of this Agreement shall include but not be limited to the following:

Review and analyze the Company's financial data and business plan and make recommendations to strengthen the Company's position in the financial market:

Introduce market makers and broker-dealers to the Company;

Introduce investors, potential shareholders, and other sources of capital to the Company;

Advise the Company on matters relating to shareholders relations;

Assist the Company in communica:ting on a regular basis with its shareholders,

Assist the Company with the distribution of all press releases to the Business wire, Dow Jones News service, Bloomberg News Service, Reuters News Seevice. Fax broadcast press releases to company shareholders.

FEES
----

Set forth below are the fees payable to undertake this eagagement;

Expenses

THOR shall be responsible for all of its costs and expenses incurred in the peformance of its obligations and responsibilities outlined above. If Company should terminte ths Agreement without giving THOR 30 day advance notice, or if THOR should terminate this Agreernent due to Company's failure to comply with the terms of this Agreement, Company shall be responsible for any cost incurred after notice of said termination.

Additional Expenses

Any additional costs such as printed matter, brochures for the Company; advertising in financial newspapers, financial newsletters, magazines, internet advertising, mass mailers, postage, travel and trade show expenses, 900 toll free pbone call services, or any additional expenses over and above THOR's consulting fees shall be at the sole expense of the Company. THOR shall consult

                                     1 of 3
with the Company before any decisions are made with the above referenced additional costs.

Consulting Fees
---------------
Consulting fees are as follows:
100,000 free trading shares of Pantheon Technologies, Inc., Symbol: PTTK

THOR will provide various services to the Company during the term of this Agreement in order to promote the Company and its business objectives to the investment community. The Company acknowledges that THOR may use all or part of these free trading shares to conduct promotional services.

TERMINATION
-----------

This Agreement shall be month-to-month from the date of execution. The indemnity and disclosure provisions contained heron will remain operative and in full force and effect after termination of this Agreement. THOR may terminate this Agreement upon 30 days written notice in the event that the Company does not fully cooperate with THOR or THOR determines that the Company's actions are not in substantial compliance with all rules and regulations, whether local, state or federal, provided, that Company will have 20 days from the receipt of said notice to cure any default.

INDEMNIFICATION
---------------

Each party to this Agreement hereby agrees to indemnify and hold harmless the other party and its affiliates, successors, directors, officers, employees and agents from all claims, demands, judgment, expenses or fees arising out of said party's good faith and non-negligent performance, of the duties and obligations set forth herein.

DISCLOSURE
----------

All non-public written or oral information given to THOR by the Company will be treated by THOR as confidential information and THOR agrees not to make use of such information other than for the performance of this Agreement, and shall not disclose or relase such information other than to: (I) third parties while performing its services pursuant to this Agreement, and (II) the appropriate executive officers of the Company or as directed or permitted by such executive officers, in writing.

                                     2 of 3

ENTIRE AGREEMENT, ETC.
----------------------

This Agreement sets forth the entire understanding of the parties relating to the subject matter hereto and supersedes and cancels any prior communications, understandings, and agreements between the parties relating to such subject matter. This Agreement cannot be modified or changed, nor can any of its provision be waived, except by written agreement signed by all parties.

GOVERNING LAWS AND JURISDICTION
-------------------------------

This Agreement shall be governed by the laws of the State of Arizona without regard to the principles of conflict of laws. And or any other state that the company may incorporate in.

COUNTERPARTS
------------

This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original document. The execution of this Agreement may be evidenced by the transmission of telecopied or facsimile signatures, which will have full binding effect.

ARBITRATION
-----------

Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof that cannot be resolved by negotiation, shall be resolved by arbitration, to be held in Arizona in accordance with the rules and regulations of the Americam Arbitration Association. Failure of a party to participate or cooperate shall constitute grounds for default judgment. The arbitrator shall award legal fees and costs to the prevailing party. The decision of the arbitrator shall remain final.



/s/ George E. Mahfouz, Jr.                /s/ Timothy Bullinger
----------------------------------        ------------------------------
George E. Mahfouz, Jr.                    Timothy Bullinger
President, Thor Equity Group, Inc.        President, Pantheon Technologies, Inc.
Date: October 13th , 1998                 Date: October 13th, 1998

                                     3 of 3

     This Subscription is accepted by CancerOption.com, Inc., as of the ______ day of ____________________ , 1999.



                                                     CancerOption.com, Inc.



                                             By :_______________________________
                                                     Director